Exhibit 5.1

Perkins Coie LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101-3804	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

June 3, 2026

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

Re:	Registration Statement on Form S-3 Filed by Costco Wholesale Corporation

Ladies and Gentlemen:

We have acted as counsel to Costco Wholesale Corporation, a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form S-3 (the “Registration Statement”) for the registration of the sale from time to time of debt securities of the Company (the “Debt Securities”).

The Company has informed us that the Debt Securities will be sold or delivered on a delayed or continuous basis from time to time as set forth in the Registration Statement (and any amendments thereto), the prospectus contained therein and any prospectus supplement. We understand that prior to the sale of any Debt Securities under the Registration Statement, the Company will afford us an opportunity to review the operative documents pursuant to which the Debt Securities are to be sold and will file any applicable amendment to the Registration Statement (which may include as an exhibit an amendment to this opinion) or prospectus supplement as we may reasonably consider necessary or appropriate by reason of the terms of the sale of the Debt Securities.

Except as otherwise set forth in any applicable amendment to the Registration Statement or prospectus supplement, any Debt Securities will be issued in one or more series pursuant to a First Supplemental Indenture dated as of March 20, 2002, between the Company and U.S. Bank Trust Company, National Association (the “Debt Trustee”), as trustee (the “First Supplemental Indenture”) to the Senior Debt Securities Indenture dated as of October 26, 2001 (together with the First Supplemental Indenture, the “Indenture”). The Indenture has been incorporated by reference as an exhibit into the Registration Statement.

As part of the corporate actions taken and to be taken in connection with the issuance and sale of the Debt Securities (the “corporate proceedings”), the Company has informed us that the Company’s Board of Directors (the “Board”), a committee thereof or certain authorized officers of the Company as authorized by the Board, will, before the Debt Securities are issued and sold under the Registration Statement, authorize the issuance and approve the terms of any Debt Securities to be issued and sold from time to time under the Registration Statement, and such applicable corporate proceedings shall be in full force and effect at the time of any such issuance and sale.

In our capacity as counsel to the Company, we have examined the Registration Statement and such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, and (b) information provided in certificates of officers of the Company. All opinions based on the foregoing documents and certificates are as of the date of such documents and certificates, not as of the date of this opinion letter. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. For purposes of the opinions expressed below, we also assume that: (a) the Registration Statement and any amendments or prospectus supplements relating thereto shall have become and be effective pursuant to timely filings under the Securities Act; (b) a prospectus supplement describing each series of Debt Securities offered pursuant to the Registration Statement, to the extent required by applicable law and the Rules, will be timely filed with the Commission; (c) the Debt Trustee will have complied with the terms and conditions of the Indenture; and (d) at the time of issuance and sale of the Debt Securities, the terms of the Debt Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on and subject to the foregoing, we are of the opinion that when (a) the applicable Debt Securities have been duly authorized by the Company; (b) the final terms of the applicable Debt Securities have been duly established and approved; and (c) the applicable Debt Securities have been duly executed by the Company and authenticated by the Debt Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof as contemplated by the Registration Statement (including any amendments thereto), and any prospectus supplements relating thereto, and as contemplated by the applicable corporate proceedings, such Debt Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)

Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)

We express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)

We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of New York and Washington and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ PERKINS COIE LLP